As filed with the Securities and Exchange Commission on May 15, 2018

Registration No. 333-210592

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVEXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	90-1038273 (I.R.S. Employer Identification Number)

2275 Half Day Rd, Suite 200

Bannockburn, Illinois 60015

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Sean P. Nolan

President and Chief Executive Officer

2275 Half Day Rd, Suite 200

Bannockburn, Illinois 60015

(847) 572-8280

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael B. Johannesen General Counsel and Chief Compliance Officer AveXis, Inc. 2275 Half Day Rd, Suite 200 Bannockburn, Illinois 60015 (847) 572-8280	Divakar Gupta Darren DeStefano Madison Jones Cooley LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement (No. 333-210592) filed by AveXis, Inc. (the “Company”) on Form S-8 (the “Registration Statement”). The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the Registration Statement.

On April 6, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Novartis AG, a company organized under the laws of Switzerland (“Parent”), and Novartis AM Merger Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”). On May 15, 2018, pursuant to the Merger Agreement, Purchaser merged with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois, on this 15th day of May, 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AVEXIS, INC.

By:	/s/ Sean P. Nolan
Sean P. Nolan
President and Chief Executive Officer

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